Registration No. 333-192241

As filed with the Securities and Exchange Commission on January 14, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3/A

Amendment No. 2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGIC SOFTWARE ENTERPRISES LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5 Haplada Street,

Or Yehuda 60218, Israel

Tel: +972 (3) 538 9322

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Magic Software Enterprises Inc.
Attn: Regev Yativ, President
24422 Avenida de la Carlota, Suite #365

Laguna Hills, CA 92653

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Amit Birk Adv.	Steven J. Glusband, Esq.
Magic Software Enterprises Ltd.	Carter Ledyard & Milburn LLP
5 Haplada Street	2 Wall Street
Or-Yehuda, 60218, Israel	New York, NY 10005
972-3-538-9322	Tel: 212-238-8605
Fax: 212-732-3232

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Magic Software Enterprises, Inc. is filing this pre-effective Amendment No. 2 (this “Amendment”) to the Registration Statement on Form F-3 (Registration No. 333-192241) (the “Registration Statement”) as an exhibit-only filing, which amends the Exhibit Index to include reference to Exhibit 4.7 (to be filed as an exhibit to a Form 6-K), and to file Exhibits 5.1 and 5.2. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the Exhibit Index and the filed Exhibits 5.1 and 5.2. The prospectus previously filed as part of the Registration Statement is unchanged and has been omitted.

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers.

The Israeli Companies Law and our Articles of Association authorize us, subject to the receipt of requisite corporate approvals, to indemnify and exempt our directors and officers, subject to certain conditions and limitations.  In the past, our Audit Committee, board of directors and shareholders approved the issuance of indemnification and exculpation letters to all our directors and officers (including directors and officers who could be deemed to be controlling shareholders, within the meaning of the Israeli Companies Law). In light of the recent amendments to the Israeli Securities Law, our shareholders approved at our 2011 annual general meeting an amendment to our form of indemnification and exculpation letter to ensure that our directors and officers (including any director and officer who may be deemed to be a controlling shareholder, within the meaning of the Israeli Companies Law) are afforded protection to the fullest extent permitted by law as currently in effect. Under the approved form of indemnification and exculpation letter, the total amount of indemnification allowed may not exceed an amount equal to 25% of our shareholders’ equity in the aggregate, calculated with respect to each of our directors and officers.

The Israeli Companies Law provides that a company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may, if permitted by its articles of association, exculpate or indemnify in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his or her duty of care. However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in the event of distributions. The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for:

•	A financial liability imposed on the office holder in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court;

•	Reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any financial liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a financial liability was imposed on the officer holder in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

•	Reasonable litigation expenses, including attorneys’ fees, incurred by such office holder or which were imposed on him by a court, in proceedings the company instituted against the office holder or that were instituted on the company’s behalf or by another person, or in a criminal charge from which the office holder was acquitted, or in a criminal proceeding in which the office holder was convicted of a crime which does not require proof of criminal intent.

In accordance with the Israeli Companies Law, a company’s articles of association may permit the company to:

•	Undertake in advance to indemnify an office holder, except that with respect to a financial liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of occurrences, which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable due to the company’s activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances; and

•	Retroactively indemnify an office holder of the company.

Insurance for Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, insure an office holder for acts or omissions performed by the office holder in such capacity for:

•	A breach of his or her duty of care to the company or to another person;

•	A breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests; and

•	A financial liability imposed upon the office holder in favor of another person as a result of an action which was performed by that office holder.

Our articles of association allow us to insure our office holders to the fullest extent permitted by law.  Until its expiration in December 2011, we maintained a directors’ and officers’ liability insurance policy with liability coverage of up to $20 million per claim and in the aggregate (including legal costs incurred world-wide) of an annual premium of $39,000.  At our 2011 annual general meeting, our shareholders approved a framework agreement of terms and conditions for the renewal, extension or replacement, from time to time, for a period of up to three years from December 14, 2011, of our directors’ and officers’ liability insurance policy for all directors and officers of the company and its subsidiaries, who may serve from time to time (including a director who may be deemed a controlling shareholder, within the meaning of the Israeli Companies Law), according to which (i) the annual aggregate premium of the New Policy may not exceed 25% of the previous year’s aggregate premium; (ii) the coverage limit per claim and in the aggregate under the New Policy may not exceed an amount representing an increase of 25% in any year, as compared to the previous year’s aggregate coverage limit; and (iii) the terms of any new policy must be identical with respect to all of our officers and directors (including officers and directors who may be deemed controlling shareholders, within the meaning of the Israeli Companies Law).  No further approval by our shareholders will be required in connection with any renewal, extension or purchase of any new policy entered into in compliance with the foregoing terms and conditions of the framework agreement.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exempting an office holder from duty to the company shall be valid, where such insurance, indemnification or exemption relates to any of the following:

•	a breach by the office holder of his duty of loyalty, except with respect to insurance coverage or indemnification if the office holder acted in good faith and had reasonable grounds to assume that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently;

•	any act or omission committed with intent to derive an unlawful personal gain; and

•	any fine or forfeiture imposed on the office holder.

In addition, pursuant to the Israeli Companies Law, exemption of, procurement of insurance coverage for, an undertaking to indemnify or indemnification of an office holder must be approved by the audit committee and the board of directors and, if such office holder is a director or a controlling shareholder or a relative of the controlling shareholder, also by the shareholders general meeting. A special majority at the general meeting is required if a controlling shareholder is interested in such transaction as an office holder or as a relative of an office holder, as described above.

Our articles of association allow us to insure, indemnify and exempt our office holders to the fullest extent permitted by law, subject to the provisions of the Israeli Companies Law. We currently maintain a directors’ and officers’ liability insurance policy with a per-claim and aggregate coverage limit of $20 million, including legal costs incurred world-wide.

Item 16. Exhibits.

The index to exhibits appears below on the page immediately following the signature pages of this Registration Statement.

Item 17. Undertakings.

(1)         The undersigned registrant hereby undertakes:

(a)          to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)         to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)          that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)          that, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)          each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)         each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)          that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

(ii)         any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)        the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)         The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Or Yehuda, Israel, on January 14, 2014.

By:	/s/Guy Bernstein
Guy Bernstein
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on January 14, 2014.

Signature	Title

/s/Guy Bernstein	Chief Executive Officer (Principal Executive Officer) and
Guy Bernstein	Director

*	Chief Financial Officer (Principal Accounting and Financial
Asaf Berenstin	Officer)

*	Director
Naamit Salomon

*	Director
Yehezkel Zeira

*	Director
Itiel Efrat

*	Director
Elan Penn

MAGIC SOFTWARE ENTERPRISES, Inc.		Authorized Representative in the United States

By:	/s/Regev Yativ
Name:	Regev Yativ
Title:	President

By:	/s/Amit Birk
Name:	Amit Birk
attorney-in-Fact*

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement or Agency Agreement (1)
4.1	Memorandum of Association of the Registrant, as amended (2)
4.2	Specimen of Ordinary Share Certificate (3)
4.3	Form of Subscription Rights Agreement (including form of Subscription Right Certificate) (4)
4.4	Form of Warrant (5)
4.5	Indenture relating to the issuances of debentures, notes, bonds or other evidences of indebtedness*
4.6	Form of debt security (1)
4.7	Form of unit agreement (including form of unit certificate)(1)
5.1	Opinion of Amit Birk, Advocate
5.2	Opinion of Carter Ledyard & Milburn LLP
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global*
23.2	Consent of Levy Cohen & Co., Chartered Accountants (relating to Magic Software Enterprises (UK) Limited)*
23.3	Consent of Levy Cohen & Co., Chartered Accountants (relating to Hermes Logistics Technologies Limited)*
23.4	Consent of KDA Audit Corporation (relating to Magic Software Japan K.K.)*
23.5	Consent of Verstegen accountants en adviseurs (relating to Magic Benelux B.V.)*
23.6	Consent of Mária Négyessy Registered Auditors (relating to Magic (Onyx) Magyarország Szoftverház Kft.)*
23.7	Consent of Amit Birk, Advocate (contained in Exhibit 5.1)
23.8	Consent of Carter Ledyard & Milburn LLP (contained in Exhibit 5.2)
24.1	Power of Attorney (included in the signature page to the Registration Statement)*
25.1	Statement of Eligibility of Trustee under Indenture (6)

(1)         Incorporated by reference, if necessary, to a corresponding exhibit to a Current Report on Form 6-K in connection with an offering of securities.

(2)         Previously filed as an Item to the registrant’s Form 6-K for the month of December 2011, filed on December 7, 2011, and incorporated herein by reference.

(3)         Previously filed as Exhibit 4.1 to the registrant’s registration statement on Form F-1, registration number 33-41486, and incorporated herein by reference.

(4)         If applicable, to be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.

(5)         Previously filed as an Item to the registrant’s Form 6-K for the month of December 2010, filed on December 23, 2010, and incorporated herein by reference.

(6)         Where applicable, to be incorporated by reference to a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

*            Previously filed.